Exhibit 10.1
EXECUTION VERSION
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (“Agreement”), effective as of March 23, 2011 (“Effective Date”), is made and entered into by and between Logan’s Roadhouse, Inc. (the “Company”) and Tom Vogel (“Executive”).
WITNESSETH:
     WHEREAS, Executive currently is serving as the Chief Executive Officer of the Company and, prior to the Effective Date, was a party to an Employment Agreement with the Company, dated as of December 15, 2006 (the “Prior Agreement”); and
     WHEREAS, on October 4, 2010, Roadhouse Merger Inc. merged with and into LRI Holdings, Inc. (“LRI Holdings”) with LRI Holdings, the parent of the Company, continuing as the surviving corporation; and
     WHEREAS, the Company recognizes that the Executive’s contribution to the growth and success of the Company during prior years has been substantial, and that Executive’s continued efforts on behalf of the Company are important to the long term success of the Company; and
     WHEREAS, the Company now desires, and deems it to be in the best interests of the Company and its shareholders, to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements with the Company, which the Company has determined will reinforce and encourage the Executive’s continued attention and dedication to the Company; and
     WHEREAS, the Executive is willing to commit himself to continue to serve the Company on the specified terms and conditions contained herein; and
     WHEREAS, in order to effect the foregoing purposes and to provide for the continued employment relationship of the Executive with the Company, the Company and the Executive wish to enter into this employment agreement on the terms and conditions set forth below;
     NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. EMPLOYMENT.
     Subject to the terms and conditions of this Agreement, the Company hereby employs Executive as its Chief Executive Officer.
2. DURATION OF AGREEMENT.
     This employment shall begin as of the Effective Date, and shall continue until it terminates pursuant to the terms of one of Sections 5, 6, 7, 8 or 9 of this Agreement. The specified period during which Executive is employed by the Company is the “Term.”

3. POSITION AND DUTIES.
     3.1. Position. Executive shall serve as the Company’s Chief Executive Officer and as a director on the Company’s Board of Directors (the “Board”) for so long as the Executive is the then duly elected and acting Chief Executive Officer. During the Term, the Company agrees to nominate Executive for election as a director at each meeting of the shareholders at which the election of Executive is subject to a vote by shareholders and to recommend that the shareholders of the Company vote to elect Executive as a director. Executive shall report to the Board and perform such duties and responsibilities as may be prescribed from time-to-time by the Board, which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business. From time to time, Executive also may be designated as President of the Company and to such other offices within the Company or its subsidiaries as may be necessary or appropriate for the convenience of the businesses of the Company and its subsidiaries.
     3.2. Full-Time Efforts. Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote his full-time best efforts to the business and affairs of the Company. Executive agrees to promote the best interests of the Company and to take no action that damages the public image or reputation of the Company, its subsidiaries or its affiliates.
     3.3. No Interference With Duties. Executive shall not (i) engage in any activities, or render services to or become associated with any other business; (ii) serve on any board of directors of other corporations or entities unless approved by the Board, or; (iii) devote time to other occupations or activities which would inhibit or otherwise interfere with the proper performance of his duties unless approved by the Board, provided, however, that it shall not be a violation of this Agreement for Executive to (A) devote reasonable periods of time to charitable and community activities and industry or professional activities or, (B) manage personal business interests and investments, in the case of each of (A) and (B), so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement, and do not violate Article 12 of this Agreement.
     3.4. Work Standard. Executive hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Agreement, and all applicable work policies, procedures and rules as may be issued by Company. Executive also agrees that he shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder.
4. COMPENSATION AND BENEFITS.
     4.1. Base Salary. Subject to the terms and conditions set forth in this Agreement, the Company shall pay Executive, and Executive shall accept, an annual salary (“Base Salary”) in the amount of $550,000. The Base Salary shall be paid in accordance with the Company’s normal payroll practices and may be increased from time to time at the sole discretion of the Board.
     4.2. Incentive, Savings and Retirement Plans. During the Term, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company (“Peer Executives”), and on the same basis as such Peer Executives, except as to benefits that are specifically applicable to Executive pursuant to this Agreement. Without limiting the foregoing, the following provisions shall apply with respect to Executive:
4.2.1	Incentive Bonus. Executive shall be entitled to an annual bonus, the amount of which shall be determined by the Board of Directors or Compensation Committee of LRI Holdings (the “Committee”) and which shall be based upon Executive’s performance and the Company’s operating results during such year as determined by the Board; provided, however, that it is specifically acknowledged and agreed that Executive’s “target” bonus shall be equal to one hundred percent (100%) of Executive’s Base Salary. The amount of and performance criteria with respect to any such bonus in any year shall be determined in accordance with a formula to be agreed upon by the Company and Executive and approved by the Committee that reflects the financial and other performance of the Company and the Executive’s contributions thereto.

4.2.2	Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (“Welfare Plans”) to the extent applicable generally to Peer Executives which are consistent with the Company’s policies in effect from time to time.

4.2.3	Vacation. Executive shall be entitled to an annual paid vacation commensurate with the Company’s established vacation policy for Peer Executives. The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

4.2.4	Business Expenses. Executive shall be reimbursed for all reasonable business expenses incurred in carrying out the work hereunder. Executive shall follow the Company’s expense procedures that generally apply to other Peer Executives in accordance with the policies, practices and procedures of the Company to the extent applicable generally to such Peer Executives.

4.2.5	Perquisites. Executive shall be entitled to receive such executive perquisites, fringe and other benefits as are provided to the senior most executives and their families under any of the Company’s plans and/or programs in effect from time to time (and consistent with the Company’s policies) and such other benefits as are customarily available to Peer Executives.
5.	TERMINATION FOR CAUSE.
     Executive’s employment with the Company may be terminated immediately at any time by the Company without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except Base Salary through the date of termination and benefits through the date of termination under any plan or agreement covering Executive which shall be governed by the terms of such plan or agreement, under the following conditions, each of which shall constitute “Cause” or “Termination for Cause”:
(a)	Executive’s substantial and repeated failure to perform substantially his duties as an employee of the Company or any of its Subsidiaries,

(b)	Executive’s personal dishonesty, fraud, or willful misconduct in the management of the Company’s business, or violation of the Company’s race or gender anti-harassment policies,

(c)	any conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony, or any willful or material violation by Executive of any federal, state or foreign securities laws,

(d)	any conviction of any other criminal act or act of material dishonesty, fraud or misconduct by Executive, in each case, that is materially injurious to the property, operations, business or reputation of the Company or any of its Subsidiaries, or

(e)	the willful and material breach by Executive of any written covenant or agreement with the Company or any of its Subsidiaries or Affiliates not to disclose any confidential information or not to compete with the Company or any of its Subsidiaries or Affiliates;
The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than 57% of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in any one or more of subparagraphs (a) through (e) above, and specifying the particulars thereof in detail.
6. TERMINATION UPON DEATH.
     Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Executive’s death, and the Company shall have no further liability to Executive or his beneficiaries under this Agreement, other than for payment of the Accrued Obligations (as defined in Paragraph 9(a)(1)), the timely payment or provision of any benefits available to Executive pursuant to any Company plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death. The rights of the Executive’s estate with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.
7. DISABILITY.
     If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, Executive shall not have returned to full-time performance of Executive’s duties (as determined by the Board in its reasonable discretion) within the 30 days after such receipt. If Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Paragraph 9(a)(1)), Executive’s continued ability to participate in the Company’s life and medical programs pursuant to Paragraph 9(b) below, including without limitation benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date. The rights of the Executive with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.
     For purposes of this Agreement, “Disability” shall mean: (i) a long-term disability entitling Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (ii) if no such plan is then in effect or the plan does not apply to Executive, the inability of Executive, as determined by the Board of the Company in its reasonable discretion, to perform the essential functions of his regular duties and responsibilities, after reasonable accommodation, due to physical or mental illness which has lasted (or can reasonably be expected to last) for a period of ninety consecutive days or a total of 180 days during any 12-month period.
8. EXECUTIVE’S TERMINATION OF EMPLOYMENT.
     Executive’s employment may be terminated at any time by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without Executive’s consent:
(a)	A material diminution of the scope of Executive’s duties or responsibilities;

(b)	A reduction by the Company in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time;

(c)	A reduction by the Company in Executive’s bonus opportunities or equity compensation opportunities (when compared to with the levels of opportunity then applicable to other similarly situated employees of the Company) which is arbitrary and without business justification;

(d)	The Company moves Executive’s primary work site outside a 25-mile radius from Executive’s then primary work site;

(e)	The material breach by the Company of any provision of this Agreement which is not cured by the Company within thirty (30) days written notice by Executive; or

(f)	The failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     Good Reason shall not include Executive’s death or Disability. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, provided that Executive raises to the attention of the Board any circumstance he believes in good faith constitutes Good Reason within thirty (30) days after occurrence or be foreclosed from raising such circumstance thereafter. The Company shall have an opportunity to cure any claimed event of Good Reason (other than under subparagraph (f) above) within 30 days of notice from Executive.

     If Executive terminates his employment for Good Reason, subject to the execution, effectiveness and non-revocation of the Release attached hereto as Exhibit A and made a part hereof (the “Release”) and only for so long as the Executive has not breached the provisions of the Release or breached the provisions of Paragraph 12, he shall be entitled to the same benefits on the same terms as he would be entitled to under Paragraph 9 as if terminated without Cause. If Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Paragraph 9(a)(1)).
9. TERMINATION WITHOUT CAUSE.
     If Executive’s employment is terminated by the Company without Cause prior to the expiration of the Term (it being understood by the parties that termination by death or Disability shall not constitute termination without Cause), then Executive shall be entitled to the following benefits, subject to the execution, effectiveness and non-revocation of the Release and only for so long as the Executive has not breached the provisions of the Release or breached the provisions of Paragraph 12.
(a)	The Company shall pay to Executive the following amounts:
(1)	in a lump sum in cash within 30 days (with the exception of the amount due under (ii) below), the sum of (i) Executive’s Base Salary through the date of termination to the extent not theretofore paid, (ii) a pro-rata portion of Executive’s incentive bonus payable under Paragraph 4.2.1 for that portion of the Contract Year through the date of termination (provided that this incentive bonus will not be paid until such time as the Company pays a similar bonus to its other executives and such bonus shall be based upon the Executive’s performance and the Company’s operating results during such Contract Year as determined by the Board); (iii) any accrued expenses and vacation pay to the extent not theretofore paid, and (iv) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in subparagraphs (i), (ii), (iii) and (iv) shall be referred to in this Agreement as the “Accrued Obligations”).

(2)	in installments ratably over eighteen (18) months following the date of termination (the “Severance Period”) in accordance with the Company’s normal payroll cycle and procedures, the amount equal to one hundred fifty percent (150%) of the Executive’s annual Base Salary in effect as of the date of termination (the “Installment Termination Payment”); and

(3)	With respect to Paragraph 9(a)(2), the Company may, at any time and in its sole discretion, make a lump sum payment of all amounts, or all remaining amounts, due to Executive as part of the Installment Termination Payment, to the extent that such payment can be made in compliance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and without causing the payment to be subject to any additional tax imposed under Section 409A of the Code; and

(b)	The Executive’s participation in the life, medical and disability insurance programs in effect on the date of termination of employment shall continue until the eighteen (18) months after Executive’s date of termination; provided, however, that notwithstanding the foregoing, the Company shall not be obligated to provide such benefits if Executive becomes employed by another employer and is covered or permitted to be covered by that employer’s benefit plans without regard to the extent of such coverage; and

(c)	If Executive’s employment is terminated pursuant to this Section 9, this Company shall have no further obligations to Executive, other than for payments provided pursuant to this Section 9.

(d)	The amounts payable pursuant to this Section 9 shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period. If Executive accepts other employment, all of Executive’s rights to benefits under Section 9(b) from Company Welfare Plans shall cease and all compensation earned by the Executive from services as an officer, consultant or employee of any other business or organization during the first eighteen (18) months following termination of employment hereunder shall be offset against and reduce any severance payments required to be paid to Executive under this Agreement.

(e)	Release; Timing of Payment.
(1)	Notwithstanding any other provision of this Agreement, the pro rata bonus contained in clause (ii) of Paragraph 9(a)(1) and the severance pay contained in Paragraph 9(a)(2) shall not be payable under this Agreement unless and until Executive executes the Release within thirty (30) days following the date of termination and such release has become irrevocable (the “Revocation Period”); provided, that Executive shall not be required to release any indemnification rights.

(2)	Any installments of severance pay previously due but not paid under Paragraph 9(a)(2) shall be paid on the 45th day following the date of termination and any prorata bonus shall be paid at the time specified in Paragraph 9(a)(1) provided the release is irrevocable before the end of the Revocation Period.
10. COSTS OF ENFORCEMENT.
     If either party brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the ultimate prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees and any costs and required disbursements previously paid by such prevailing party.
11. PUBLICITY; NO DISPARAGING STATEMENT.
     Executive and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

12. BUSINESS PROTECTION PROVISIONS.
     12.1. Preamble. As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Executive had gained and will continue to gain from his employment with the Company, Executive warrants and agrees he will abide by and adhere to the following business protection provisions in this Article 12 and all sections thereof.
     12.2. Definitions. For purposes of this Article 12 and all sections thereof, the following terms shall have the following meanings:
     (a) “Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any person or Entity engaged in the casual dining steakhouse and/or roadhouse restaurant business, whereby Executive is required to or does perform services (including, without limitation, advising or otherwise providing information) on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which Executive participated or that he directed or oversaw, or which Executive obtained experience, while employed by the Company.
     (b) “Confidential Information” shall mean any data, information, documents or materials (whether oral, written, electronic or in any other form or medium) owned by or pertaining to, or used or held for use in the business of, the Company or any of its affiliates (including, without limitation, the business of the Company or any its affiliates), including, without limitation, “Trade Secrets” (as defined below), which are not generally known to the competitors of the Company. Confidential Information shall also include: (i) any items that the Company has marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential; (ii) Work Product; and (iii) Third Party Confidential Information that has been obtained by the Company or its affiliates from any third party subject to a duty on the Company and/or its affiliates to maintain the confidentiality of such information. “Confidential Information” shall not include such portions of any information that are or become generally known to and available for use by the public other than as a result of any act or omission of Executive or otherwise as a result of Executive’s breach of any term or condition of this Agreement.
     (c) “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.
     (d) “Restricted Period” shall mean eighteen (18) months following termination of Executive’s employment hereunder; provided, however that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the eighteen (18) month period following termination of Executive’s employment hereunder that Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates this Article 12 or any sections thereof, the purpose of this provision being to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive’s activities.
     (e) “Territory” shall mean the United States of America.
     (f) “Third Party Confidential Information” shall mean the proprietary or confidential data, information, documents and/or materials (whether oral, written, electronic or in any other form or medium) owned by or pertaining to, or used or held for use in the business of, third parties. Confidential Information shall also include any data, information, documents and/or materials of any third party that the Company has marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential.
     (g) “Trade Secrets” shall mean information or data of or about the Company or any of its affiliates, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) any other information which is defined as a “trade secret” under applicable law.
     (h) “Work Product” shall mean all work product, data, documentation, “know-how,” trade secrets, ideas, concepts, plans, inventions, improvements, innovations, techniques, discoveries, methods, processes, developments, techniques, drawings, designs, models, data, programs, software, firmware, works and other intellectual property or proprietary rights, and all similar or related information (whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or to practice) relating to the Company or any of its affiliates (including, without limitation, the business of the Company or any its affiliates) that were conceived, reduced to practice, discovered, created, made, written, revised or developed by Executive (either solely or jointly with others) during the term of his employment with the Company. “Work Product” shall not include any works or other intellectual property or proprietary rights that Executive conceived, reduced to practice, discovered, created, made, wrote, revised or developed entirely on his own time and without the use of any facilities or resources (including, without limitation, any materials, equipment, supplies or Confidential Information) of the Company or any of its affiliates, unless such works and other intellectual property or proprietary rights (i) relate to the business of the Company or any of its affiliates, (ii) have been used, or provided by Executive for use, in the business of the Company or any of its affiliates, or (iii) result from any work performed by Executive for the Company or any of its affiliates.
     12.3. Nondisclosure: Ownership of Proprietary Property.
     (a) In recognition of the need of the Company and its affiliates to protect its legitimate business interests, Confidential Information and Trade Secrets, and the importance and value thereof to the business, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all other Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, provide access, disseminate, reproduce, copy, misappropriate or otherwise communicate (in any form or medium) any Trade Secrets or other Confidential Information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process; provided that (i) Executive provides prior written notice to the Company of such requirement, (ii) no more information is disclosed than is required, and (iii) Executive cooperates, at the Company’s cost, with the Company to obtain a protective order or similar confidentiality treatment. Executive shall be bound by the confidentiality and other obligations under this Article 12 and all sections thereof during and after the term of his employment with the Company.

     (b) Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and other Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure, access or use of any Trade Secrets or other Confidential Information of which Executive becomes aware. Executive shall assist the Company, to the extent necessary, in the protection of or procurement of any intellectual property or other Work Product protection or other rights in any of the Trade Secrets or other Confidential Information, if and as may be requested by the Company from time to time.
     (c) Executive acknowledges and agrees that, as between the Executive and the Company, all Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Executive currently has, or may have at any time hereafter, by operation of law or otherwise in or to any Work Product on a worldwide basis and without further consideration, including, without limitation, all patents, copyrights, trademarks, service marks, logos and other marks (and the goodwill associated therewith), trade secrets, know-how and other intellectual property rights. Executive agrees to execute arid deliver to the Company any transfers, assignments, documents or other instruments and to take such actions which the Company may deem necessary or appropriate, as may be requested by the Company from time to time, to evidence, effect, record, maintain, protect and/or enforce the rights granted herein and/or to vest complete title and ownership of any and all Work Product, including, without limitation, all associated intellectual property and other rights therein and thereto, exclusively in the Company. Executive shall make prompt and full disclosure to the Company of all Work Product that is conceived, reduced to practice, created, made, written or developed (either solely or jointly with others) during the term of his employment with the Company or through the use of any facilities or resources (including, without limitation, any materials, equipment, supplies or Confidential Information) of the Company or of any of its affiliates. In connection with any activities conducted by Executive during the term of his employment with the Company (i) for the Company or any of its affiliates, (ii) utilizing any facilities or resources (including, without limitation, any materials, equipment, supplies or Confidential Information) of the Company or of any of its affiliates, or (iii) that relate to the business of the Company or any of its affiliates, Executive shall not use or incorporate in any products or services or in any designs, plans or other Work Product, or disclose or provide to any other third party or Entity employed or engaged by, or who is otherwise performing services for, the Company or any of its affiliates, any works or other intellectual property or proprietary rights except for (x) works or other intellectual property or proprietary rights that are owned by the Company or any of its affiliates, or (y) without limiting the foregoing subsection (x), works or other intellectual property or proprietary rights that Executive has the right, power and authority to assign (as it is required to do pursuant to this Agreement) to the Company all right, title and interest therein and thereto, or (z) are generally known to and available for use by the public without any restrictions or obligations whatsoever to any person or Entity.
     12.4. Non-Interference With Executives. Executive recognizes and acknowledges that, as a result of his employment by Company, he will become familiar with and acquire knowledge of Confidential Information and certain other information regarding the other executives and employees of the Company. Therefore, Executive agrees that, during the Restricted Period, Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of the Company to end his/her employment with the Company or to violate any confidentiality, non-competition, employment or other agreement that such person may have with the Company or any policy of the Company. Furthermore, neither Executive nor any person acting in concert with the Executive nor any of Executive’s affiliates shall, during the Restricted Period, employ any person who has been an executive or management employee of the Company unless that person has ceased to be an employee of the Company for at least six (6) months.
     12.5. Non-competition. Executive covenants and agrees to not obtain or work in a Competitive Position within the Territory during the Term or during the Restricted Period. Executive and Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of Company due to Executive’s status and reputation in the industry and the knowledge to be acquired by Executive through his association with Company’s business and the public’s close identification of Executive with Company and Company with Executive. Further, Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement. Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, Executive will receive employment with and other benefits from the Company in accordance with this Agreement.
     12.6. Remedies; Enforcement.
     (a) Executive understands and acknowledges that his violation of this Article 14 or any section thereof would cause irreparable harm to Company, and Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, disclosure of Confidential Information or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting Company from pursuing any remedies available to it for any breach or threatened breach of this Article 12 or any section thereof, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive. Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Executive. If any part of this Article 12 or any section thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain severance payments are being agreed to in reliance upon Executive’s compliance with this Article 12 during and after termination of his employment, in the event Executive breaches any of such business protection provisions or other provisions of this Agreement, any unpaid amounts (e.g., those provided under Paragraphs 8 or 9(a)(2)) shall be forfeited and Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach.
     (b) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, and without limiting the foregoing, if any court determines that any of the covenants set forth in Article 12 or any section thereof are overbroad under applicable law in time, geographical scope or otherwise, the parties to this Agreement specifically agree and authorize such court to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable law to be reasonable and enforceable.

13. RETURN OF MATERIALS.
     Upon Executive’s termination, or at any point after that time upon the specific request of the Company, Executive shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any originals, copies and abstracts constituting or containing any intellectual property, Trade Secrets or other Work Product or other Confidential Information in Executive’s possession or control (in whatever form or medium).
14. GENERAL PROVISIONS.
     14.1. Amendment. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.
     14.2. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns.
     14.3. Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
     14.4. Indemnification and Insurance. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any affiliate. In addition, the Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its best efforts to maintain such insurance, in not less than its present limits, in effect throughout the term of the Executive’s employment.
     14.5. No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Executive may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company. Notwithstanding the foregoing, the provisions in Sections 5 through 10 regarding benefits that the Executive will receive upon his employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company, except with regard to any rights the Executive may have pursuant to COBRA.

     14.6. Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.
     14.7. Notices. All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

If to Company to:	Logan’s Roadhouse, Inc.
3011 Armory Drive, Suite 300
Nashville, Tennessee 37204
Fax: (615) 885-9057

If to Executive to:	Tom Vogel
177 Carron Bridge Way
Franklin, Tennessee 37067
All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if personal delivery. Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Paragraph.
     14.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to conflict of laws).
     14.9. Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein; and this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with Company that relates to the same subject matter. Effective as of the Effective Date, this Agreement shall supersede the Prior Agreement without further liability or obligation of either Executive or the Company, other than for accrued but unpaid base salary and incurred but unreimbursed business expenses.
     14.10. Assignment. This Agreement may not be assigned by Executive without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.
     14.11. Severability. If anyone or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof that be deemed severable.
     14.12. Paragraph Headings. The Paragraph headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.
     14.13. Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement it being agreed that all parties and/or their agents have participated in the preparation hereof.
     14.14. Voluntary Agreement. Executive and Company represent and agree, that each has reviewed all aspects of this Agreement has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.
     14.15. Applicability of Section 409A of the Code. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursement shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. With respect to any amounts of deferred compensation subject to Section 409A of the Code, reference to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.
     IN WITNESS WHEREOF, the- parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of this __ day of March, 2011.

LOGAN’S ROADHOUSE, NC.
By:	/s/ Amy Bertauski

Its:	CFO

“EXECUTIVE”
/s/ Tom Vogel
Tom Vogel

Exhibit A
MUTUAL RELEASE
     This Mutual Release (“Mutual Release”) is made and entered into by and between Tom Vogel (“Executive”) and Logan’s Roadhouse, Inc., and its successor or assigns (“Company”).
     WHEREAS, Executive and Company have agreed that Executive’s employment with the Company shall terminate on                   ;
     WHEREAS, Executive and the Company have previously entered into that certain Amended and Restated Employment Agreement, effective as of March 23, 2011 (“Agreement”), and this Release is incorporated therein by reference;
     WHEREAS, Executive and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;
     WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service he has or will provide for the Company;
     NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:
     1. Claims Released By Executive Under This Agreement. In exchange for receiving the severance benefits described in Paragraphs 8, 9 or 10 of the Agreement, and except as provided in Paragraph 3 below, to the maximum extent permitted by law, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Releasees”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of his employment with Company, including but not limited to:
     (a) claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (as amended), the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the National Labor Relations Act, the Labor Management Relations Act, any applicable Executive, Orders, the Rehabilitation Act of 1973, or the Executive Retirement Income Security Act;
     (b) claims for violations of any other federal, state, or local statute or regulation or local ordinance;
     (c) claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation (not including fraud), conversion, tortious interference, breach of contract, or breach of fiduciary duty;
     (d) claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company; or
     (e) any other claims under state law arising in tort or contract.
     2. Claims Released by Company Under This Agreement. As inducement for receiving Executive’s release hereunder, and except as provided in Paragraph 3 below, Company hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Company ever had, may have or now has against Executive, arising out of or relating to (directly or indirectly) Executive’s employment or the termination of his employment with Company, including but not limited to:
     (a) claims for violations of any federal or state statute or regulation or local ordinance;
     (b) claims related to compensation or benefits, defamation, intentional or negligent infliction of emotion distress, assault, battery, misrepresentation (not including fraud, conversion, tortious interference, breach of contract or breach of fiduciary duty);
     (c) claims related to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any similar type plan sponsored by Company; or
     (d) any other claims under state law arising in tort or contract.
     3. Claims Not Released Under This Agreement. In signing this Release, Executive is not releasing any claims that may arise under the terms of the Agreement, that enforce his rights under the Agreement, that arise out of events occurring after the date Executive executes this Release, that arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, that arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, or that relate to any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Tennessee law or otherwise. However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans. Nothing in this Agreement shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the investigation or prosecution of such potential violation.
     4. No Assignment of Claim. Executive represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Release.

     5. Compensation. In accordance with the Agreement, the Company agrees to pay Executive, or if he becomes eligible for payments under Paragraphs 8, 9 or 10 but dies before receipt thereof, his spouse or his estate, as the case may be, the amount provided in Paragraphs 8, 9 or 10 of the Agreement.
     6. No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.
     7. Voluntary Execution. Executive warrants, represents and agrees that he has been encouraged in writing to seek advice from anyone of his choosing regarding this Release, including his attorney and accountant or tax advisor prior to his signing it; that he has been advised to consult with an attorney prior to signing this Release; that this Release represents written notice to do so; that he has been given the opportunity and all periods of time required by law to seek such advice; and that he fully understands the meaning and contents of this Release. He further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is voluntary and genuine. EXECUTIVE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS RELEASE AND THAT HIS EXECUTION OF THIS RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY WILL REPRESENT HIS KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD. EXECUTIVE FURTHER UNDERSTANDS THAT HE SHALL BE PROVIDED WITH A PERIOD OF SEVEN (7) DAYS FOLLOWING HIS EXECUTIVE OF THIS RELEASE TO REVOKE SUCH RELEASE.
Acknowledged and Agreed To:
“COMPANY”
LOGAN’S ROADHOUSE, INC.

By:
Name:
Title:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

Tom Vogel

Date: